EX-99.1

                              PRESS RELEASE


FreeStar Technology Corporation to Acquire a Minimum of 70% of
TransAxis, Inc.

NEW YORK, June 25 /PRNewswire-FirstCall/ -- FreeStar Technology Corporation (OTC Bulletin Board: FSRC), and TransAxis, Inc. (OTC:
TNXS.PK) (formerly Digital Courier Technologies, Inc.), jointly announced today that FreeStar, TransAxis and certain of TransAxis' stockholders have executed a revised letter of intent regarding the potential acquisition by FreeStar of a minimum of 70% of the outstanding common stock of TransAxis. Pursuant to the terms of the revised Letter of Intent, FreeStar will issue shares of its common stock as consideration in an amount dependent on the price of FreeStar common stock immediately prior to closing of the acquisition, but in no event less than 7 million shares. Following the closing, FreeStar will file a registration statement with the Securities and Exchange Commission covering the shares of common stock that it issues to the TransAxis stockholders. In addition, FreeStar has agreed to provide up to $250,000 in bridge loan financing to TransAxis to facilitate TransAxis' ordinary operations prior to, and following, the closing of the proposed transaction. In connection with such transaction, FreeStar intends, and has agreed, to use reasonable efforts within 180 days after the closing to effect the acquisition of the remainder of TransAxis' common stock for cash at a valuation approximately equal to the value of the FreeStar shares to be issued in the transaction described above. The revised Letter of Intent supersedes the letter of intent executed on April 29, 2003 between FreeStar and TransAxis. The closing of the acquisition of TransAxis stock is subject to due diligence, the negotiation and execution of definitive agreements and other standard conditions. The parties intend to close the transaction on or before August 29, 2003.

"We believe this will be a significant transaction for FreeStar," stated Paul Egan, FreeStar President. "Through the acquisition of TransAxis, FreeStar would own a full spectrum of integrated processing services. In addition, this acquisition provides to the ePaypad product full backend merchant administration capacities for online purchases or traditional point of sale transactions. Finally, we prospectively anticipate cost savings by eliminating otherwise applicable processing payments to TransAxis."

About FreeStar Technology Corporation

FreeStar Technology is an international payment processing and technology company operating a robust Northern European BASE24 credit card processing platform based in Helsinki, Finland, which currently processes approximately 1 million card payments per month for an established client base comprising companies such as Finnair, Ikea and Stockman. Additionally, FreeStar is focused on exploiting a first-to-market advantage of its Enhanced Transactional Secure Software ("ETSS"), which is a proprietary software package that empowers consumers to consummate e-commerce transactions with a high level of security using credit, debit, ATM (with PIN) or smart cards. The company maintains its corporate headquarters in Santo Domingo, Dominican Republic, and has offices in Dublin, Ireland, and Helsinki, Finland. For more information, please visit the Company's web sites at www.freestartech.com, www.rahaxi.com and www.epaylatina.com.

About TransAxis, Inc.

TransAxis is at the forefront of Internet payment technology.
Specializing in risk management and fraud control, TransAxis provides highly scalable, reliable, and fully integrated payment software and systems for businesses, Internet merchants, and financial institutions. Payment features of the TransAxis system include advanced authentication, validation, fraud screening, payment authorization, settlement, and real-time reporting.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above.

SOURCE  TransAxis, Inc.; FreeStar Technology Corporation

CO:  TransAxis, Inc.; FreeStar Technology Corporation

ST:  New York, California, Finland

SU:  TNM

Web site:  http://www.epaylatina.com

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